Exhibit 34.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Mechanics Bank

Walnut Creek, California

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Mechanics Bank (the “Bank”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB, as of and for the year ended December 31, 2018 (the “Reporting Period”) for the asset-backed securities transactions for which the Bank acts as servicer of automotive retail installment sales contracts included in private and public securitizations sponsored by the Bank (the “Platform”), except for servicing criteria 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(3)(ii)-(iv), 1122(d)(4)(ix)-(xiii) and 1122(d)(4)(xv), for which the Bank has determined are not applicable to the activities performed with respect to the Platform. Appendix B to management’s report identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Bank’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those servicing activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by the report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that the Bank complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2018 for the Platform is fairly stated, in all material respects.

/s/ Crowe LLP

Sacramento, California

March 26, 2019